UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006 (April 10, 2006)

SPECTRX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy Norcross, Georgia (Address of principal executive offices)	30071 (Zip Code)

Registrants' telephone number, including area code:     (770) 242-8723

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
SIGNATURES

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director

Effective April 10, 2006, the SpectRx, Inc. ("SpectRx") Board of Directors elected John E. Imhoff, M.D. as a new director.  Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery.  He presently serves as a member of the Hawaiian Eye Foundation's Scientific Advisory Board.  He is also a private investor in SpectRx and many other private and public companies.  He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and did his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Imhoff Eye Center since 1983. Dr. Imhoff is expected to serve on the audit committee and on the compensation committee.

SpectRx is or was a party to the following transactions in which Dr. Imhoff and/or his spouse have or had a direct or indirect material interest:

1) SpectRx issued $1,000,000 of notes on July 30, 2003 to various investors including a $500,000 note to Dr. Imhoff. The terms of the loans included a balloon payment six months from the date of issuance, interest at 12% per annum, paid monthly and monthly issuance of warrants. SpectRx issued a total of 135,000 warrants to Dr. Imhoff. This note was paid off on 02/06/2004.

 2) On February 6, 2004, SpectRx issued $1,000,000 of notes to various investors, including a $550,000 note to Dr. Imhoff and his wife, Susan Imhoff. SpectRx issued a total of 275,000 warrants to purchase its common stock under this note. In addition to these warrants, SpectRx entered into an agreement with the same group of investors to cause Guided Therapeutics ("GT"), a wholly owned subsidiary of SpectRx, to issue warrants exercisable for an aggregate of 5% of GT common stock subsequent to an initial financing (if any), of which Dr. Imhoff and his wife would be entitled to about 2.5%. This note was converted into SpectRx's Series A convertible preferred stock on March 26, 2004.

3) On August 8, 2005, warrants issued to Dr. Imhoff and his wife from August 2003 to February 2004, were amended and restated as of August 8, 2005. For Dr. Imhoff, warrants totaling 135,000 shares originally issued with an exercise price of $2.25 per share were amended and restated with a $1.50 exercise price and a warrant for 250,000 shares originally issued with an exercise price of $2.00 per share was amended and restated with a $1.50 exercise price. For Susan Imhoff, a warrant for 25,000 shares originally issued with an exercise price of $2.00 per share was amended and restated with a $1.50 exercise price.

4) On February 3, 2006, GT obtained a $1.5 million loan, made by about a dozen individuals and entities including $375,000 by Dr. Imhoff.  To evidence such borrowing, GT executed promissory notes in favor of each of the investors. The interest rate on the notes is 10% per annum and the notes will mature on August 2, 2006.

Departure of Director

In conjunction with this change, on April 10, 2006, Mr. Christopher Monahan, who currently serves as a director and the Chairman of the audit committee, gave notice that he will retire effective October 09, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRX, INC.

/s/ MARK A. SAMUELS
	By:	Mark A. Samuels
Chief Executive Officer and Chief Financial Officer

Date: April 13, 2006.